Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 002-99473 on Form N-1A of our report dated August 21, 2020, relating to the financial statements and financial highlights of BlackRock New York Municipal Opportunities Fund of BlackRock Multi-State Municipal Series Trust (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended June 30, 2020 and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 22, 2020